EXHIBIT 99.1
[Chesapeake  Utilities
Corporation  Logo]



FOR  IMMEDIATE  RELEASE
NOVEMBER  5,  2004
NYSE  SYMBOL:  CPK

                CHESAPEAKE UTILITIES CORPORATION REPORTS EARNINGS
                    FOR THE PERIODS ENDED SEPTEMBER 30, 2004

Dover, Delaware - Chesapeake Utilities Corporation (NYSE: CPK) today announced improved results for the quarter ended September 30, 2004. Chesapeake experienced a seasonal net loss of $656,000 or $0.11 per share (fully diluted), compared to a seasonal net loss for the third quarter of 2003 of $860,000, or $0.15 per share (fully diluted). Chesapeake's Delmarva natural gas distribution and propane distribution operations typically experience losses during the third quarter, because heating customers do not require gas in the summer months. For the nine months ended September 30, 2004, net income was $5.7 million or $0.99 per share (fully diluted) compared to $6.5 million, or $1.15 per share (fully diluted) for the same period in 2003. The decrease in earnings for the nine months primarily reflects a decline in gross margin and operating income for the Company's Delmarva natural gas and propane distribution operations due to warmer temperatures on the Delmarva Peninsula. The Company estimates that the warmer weather reduced gross margin by $1.1 million for the nine months ended September 30, 2004 compared to the same period in 2003.

"While warm weather has impacted our year-to-date results compared to last year, we remain optimistic about our future given the fundamental strength of our service territory," stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. "Improving business conditions and expectations for continued new construction in Delaware, Maryland and Florida, should provide ongoing potential for profitable growth in our core business."

The discussions of the results for each of the periods ended September 30, 2004, use the term "gross margin." "Gross margin" is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of "gross margin" see Footnote (2) to the Supplemental Income Statement Data below.

RESULTS  FOR  THE  QUARTER  ENDED  SEPTEMBER  30,  2004
Natural  gas  gross  margin  increased  $555,000  for  the third quarter of 2004 compared to 2003. The increase resulted from residential customer growth of 8 percent for Delmarva and Florida, as well as increases in Florida's industrial customer gross margin and the natural gas transmission operations' firm transportation and interruptible services. Higher margin was partially offset by increased operating expenses, which were higher as a result of the customer growth. Additionally, depreciation increased as a result of continued investment in plant assets.

The operating loss from propane operations narrowed by $49,000 during the quarter. The slight improvement was due to a $371,000 increase in propane gross margin during the quarter, which was largely offset by a $322,000 increase in other operating expenses. Advanced information services experienced a decline in operating income of $54,000, as increased revenues of $341,000 were more than offset by an increase of $452,000 in the cost of sales. Other operating expenses were lower as a result of lower incentive compensation costs.

Results for the quarter also reflect a non-recurring gain of approximately $130,000 (after tax) associated with a restructuring of retirement benefits.

RESULTS  FOR  THE  NINE  MONTHS  ENDED  SEPTEMBER  30,  2004
Net income for the nine months ended September 30, 2004 was $5.7 million, or $0.99 per share (fully diluted), compared to $6.5 million, or $1.15 per share (fully diluted), for the same period in 2003. The decline in earnings for the nine months primarily reflects weather (measured in heating degree-days) that was 9 percent warmer than the same period in the prior year. The Company estimates that warmer temperatures on the Delmarva Peninsula resulted in a reduction of $1.1 million in gross margin, compared to the nine months ended September 30, 2003, for the natural gas and propane distribution operations combined.

Natural gas gross margin increased $1.5 million, or 5 percent, for the nine months. Gross margin for Delaware and Maryland increased $158,000 as residential customer growth of 7 percent offset the negative impact of warmer weather. The warmer weather is estimated to have reduced Delaware and Maryland margins by $545,000 compared to the prior year. Gross margin for the Florida operations for the nine-month period was $798,000 higher than the prior year due to expansion of unregulated gas supply management operations and to residential customer growth of 6.7 percent. Transmission operations increased gross margin by $517,000 as a result of increased levels of firm and interruptible transportation services. Operating expenses were higher due to the increase in the number of customers served.

Like the Delmarva natural gas distribution operations, the propane distribution operations on the Delmarva Peninsula were affected by temperatures, measured in heating degree-days, that were 9 percent warmer than the first nine months of 2003. The total decrease in Delmarva propane operations gross margin was $993,000. The Company estimates that the warmer temperatures represented $512,000 of the decrease in propane gross margin. In addition, volumes sold to poultry industry customers declined, partially due to the 2003 closing of a poultry processing plant in our service territory. The plant is not expected to reopen. The Delmarva Peninsula also experienced an outbreak of avian influenza during the first quarter of 2004 that has since been contained. Gross margins per gallon sold were also lower.

Florida propane distribution gross margin declined by $54,000. This was primarily due to the impact of a one-time service project that increased 2003 gross margin by $192,000. Additionally, propane wholesale marketing operations experienced a drop of $761,000 in gross margin, partially offset by a decrease of $241,000 in operating expenses. The decrease reflects more conservative wholesale marketing practices caused by the relatively high level of energy prices.

Gross margin for the advanced information services segment grew by $82,000 for the nine months ended September 30, 2004. The increase in gross margin was partially offset by increased costs related to enhancements to the Lightweight Association Management Processing System (LAMPS), resulting in a $51,000 increase in operating income for the nine-month period. Version 2.0 of LAMPS was released on October 7, 2004.

Losses from discontinued operations decreased by $226,000 during the first nine months of 2004, reflecting the sale of the majority of the water businesses during the second half of 2003.

RESULTS  FOR  THE  TWELVE  MONTHS  ENDED  SEPTEMBER  30,  2004
Net income for the twelve months ended September 30, 2004 was $8.5 million, or $1.46 per share (fully diluted), compared to $8.1 million, or $1.44 per share (fully diluted), in 2003. Net income from continuing operations for the twelve months ended September 30, 2004 was $9.0 million or $1.56 per share (fully diluted) compared to net income for the twelve months ended September 30, 2003 of $9.9 million or $1.74 per share (fully diluted).

The natural gas segment benefited from residential customer growth of 7 percent on the Delmarva Peninsula and 6 percent in Florida. Additionally, Florida added two new industrial customers in the first quarter of 2003 and the transmission operation provided increased levels of firm transportation services requested by its customers. This growth offset temperatures on the Delmarva Peninsula that were 10 percent warmer, measured in heating degree-days, than the prior twelve month period. The Company estimates that the warmer temperatures had a negative impact of $889,000 on gross margin. The net effect was an increase in gross margin of $1.7 million. Higher operating expenses were the result of customer growth and an increase in depreciation expense related to increased plant investment. Those higher operating costs offset the gross margin increase.

The Delmarva propane distribution operation's operating income decreased by $1.3 million primarily as a result of lower margins due to warmer weather. The Company estimates that warmer weather for the Delmarva Peninsula had a negative impact of $835,000 on margins for the twelve months ended September 30, 2004 compared to the prior twelve-month period. The Florida propane distribution operations experienced a decline in operating income of $280,000. A decrease of $192,000 was related to a non-recurring service project that was completed in the first quarter of 2003. Additionally, service revenues in Florida declined during the twelve months ended September 30, 2004. Propane wholesale marketing operating income decreased by $443,000 due to fewer trading opportunities.

Operating income for the advanced information services segment increased $358,000 for the twelve months ended September 30, 2004 compared to the twelve months ended September 30, 2003. An increase in gross margin, coupled with cost-cutting initiatives led to higher operating income.

Losses from discontinued operations decreased $1.2 million for the twelve months ended September 30, 2004 compared to the twelve months ended September 30, 2003. This improvement relates primarily to a charge for goodwill impairment recorded in the fourth quarter of 2002 for $1.5 million pre-tax ($973,000 after tax).

On December 31, 2003, the Company restated its financial statements in order to reflect a change in the revenue recognition method of its Delaware and Maryland natural gas divisions from the "as billed" method to the "accrual" method. The Company's Florida division has historically used the "accrual" method in accordance with Florida Public Service Commission requirements. The Delaware and Maryland divisions have historically used the "as billed" method to recognize revenues consistent with the rate-setting processes in those states. This change, which had an insignificant effect on the Company's annual results, reflects gas consumed by the Company's customers through the last day of the accounting period as revenue. Please see the Company's report on Form 10-K for December 31, 2003 for further information.

CONSOLIDATED  STATEMENTS  OF  INCOME
FOR  THE  PERIODS  ENDED  SEPTEMBER  30,  2004  AND  2003
DOLLARS  IN  THOUSANDS  EXCEPT  PER  SHARE  AMOUNTS
(UNAUDITED)


------------------------------------------------------------------------------------------------------------------
                                       ----- 3RD QUARTER -----  ----- YEAR TO DATE -----  --- 12 MONTHS ENDED ---
                                       -- 2004 --   -- 2003 --   -- 2004 --  -- 2003 --    -- 2004 --   -- 2003 --
                                                   RESTATED (1)              RESTATED (1)             RESTATED (1)
------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES . . . . . . . . .  $   26,613   $   23,449   $  124,669   $  117,193   $  169,773   $  158,655

OPERATING EXPENSES
   Cost of sales, excluding
      costs below. . . . . . . . . .      14,792       12,433       75,431       67,750      102,420       91,318
   Operations. . . . . . . . . . . .       8,215        7,716       26,010       24,350       34,424       32,647
   Maintenance . . . . . . . . . . .         460          440        1,256        1,291        1,703        1,821
   Depreciation and amortization . .       1,842        1,767        5,464        5,294        7,260        7,085
   Other taxes . . . . . . . . . . .       1,021          940        3,363        3,183        4,567        4,220
------------------------------------------------------------------------------------------------------------------
 Total operating expenses. . . . . .      26,330       23,296      111,524      101,868      150,374      137,091
------------------------------------------------------------------------------------------------------------------
OPERATING INCOME . . . . . . . . . .         283          153       13,145       15,325       19,399       21,564

OTHER INCOME NET OF OTHER EXPENSES .          38          (25)         214           64          391          192

INTEREST CHARGES . . . . . . . . . .       1,325        1,420        3,980        4,315        5,372        5,750
------------------------------------------------------------------------------------------------------------------
(LOSS) INCOME BEFORE INCOME TAXES. .      (1,004)      (1,292)       9,379       11,074       14,418       16,006

INCOME TAX (BENEFIT) COST. . . . . .        (420)        (582)       3,578        4,212        5,399        6,131
------------------------------------------------------------------------------------------------------------------
(LOSS) INCOME FROM
  CONTINUING OPERATIONS. . . . . . .        (584)        (710)       5,801        6,862        9,019        9,875

NET LOSS FROM DISCONTINUED
  OPERATIONS, NET OF TAX
    Discontinued operations. . . . .         (42)         (44)         (57)        (279)        (579)      (1,695)
    (Loss) gain on sale. . . . . . .         (30)        (106)         (30)         (34)          17          (34)
------------------------------------------------------------------------------------------------------------------
Total net loss from
   discontinued operations . . . . .         (72)        (150)         (87)        (313)        (562)      (1,729)
------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME. . . . . . . . . .  $     (656)  $     (860)  $    5,714   $    6,549   $    8,457   $    8,146
==================================================================================================================

Average Shares Outstanding . . . . .   5,752,623    5,626,202    5,723,178    5,595,981    5,705,777    5,579,496

(Loss) Earnings Per Share - Basic
---------------------------------
From continuing operations . . . . .  $    (0.10)  $    (0.13)  $     1.01   $     1.23   $     1.58   $     1.77
From discontinued operations . . . .       (0.01)       (0.02)       (0.01)       (0.06)       (0.10)       (0.31)
------------------------------------------------------------------------------------------------------------------
Net (Loss) Income. . . . . . . . . .  $    (0.11)  $    (0.15)  $     1.00   $     1.17   $     1.48   $     1.46
==================================================================================================================

(Loss) Earnings Per Share - Diluted
-----------------------------------
From continuing operations . . . . .  $    (0.10)  $    (0.13)  $     1.00   $     1.21   $     1.56   $     1.74
From discontinued operations . . . .       (0.01)       (0.02)       (0.01)       (0.06)       (0.10)       (0.30)
------------------------------------------------------------------------------------------------------------------
Net (Loss) Income. . . . . . . . . .  $    (0.11)  $    (0.15)  $      .99   $     1.15   $     1.46   $     1.44
==================================================================================================================

(1) The impact of the restatement on the third quarter of 2003 was a increase of $275 thousand to Operating Revenue, an increase of $9 thousand to Operating Income, an increase of $5 thousand in Net Income, and no impact to basic and fully diluted Earnings Per Share. The impact of the restatement for the nine months ended September 30, 2003 was a decrease of $2,142 thousand to Operating Revenue, a decrease of $653 thousand to Operating Income, a decrease of $390 thousand in Net Income and a decrease of $0.07 to basic and fully diluted Earnings Per Share. The impact for the twelve months ended September 30, 2003, was an increase of $320 thousand to Operating Revenue, an increase of $60 thousand to Operating Income, an increase of $36 thousand in Net Income and an increase of $0.01 to basic and fully diluted Earnings Per Share.



SUPPLEMENTAL  INCOME  STATEMENT  DATA
FOR  THE  PERIODS  ENDED  SEPTEMBER  30,  2004  AND  2003
DOLLARS  IN  THOUSANDS
(UNAUDITED)

------------------------------------------------------------------------------------------------------------------
                                       ----- 3RD QUARTER -----  ----- YEAR TO DATE -----  --- 12 MONTHS ENDED ---
                                       -- 2004 --   -- 2003 --   -- 2004 --  -- 2003 --    -- 2004 --   -- 2003 --
                                                   RESTATED (1)              RESTATED (1)             RESTATED (1)
------------------------------------------------------------------------------------------------------------------
GROSS MARGIN (2)
   Natural Gas . . . . . . . . . . .  $    8,877   $    8,322   $   33,845   $   32,357   $   46,240   $   44,552
   Propane . . . . . . . . . . . . .       1,727        1,356       11,377       13,184       15,696       17,561
   Advanced Information Services . .       1,270        1,380        4,187        4,105        5,642        5,542
   Other . . . . . . . . . . . . . .         (53)         (42)        (171)        (203)        (225)        (318)
------------------------------------------------------------------------------------------------------------------
 TOTAL GROSS MARGIN. . . . . . . . .  $   11,821   $   11,016   $   49,238   $   49,443   $   67,353   $   67,337
==================================================================================================================

OPERATING (LOSS) INCOME
   Natural Gas . . . . . . . . . . .  $    1,760   $    1,555   $   11,674   $   11,829   $   16,498   $   16,952
   Propane . . . . . . . . . . . . .      (1,548)      (1,597)         892        2,899        1,869        3,920
   Advanced Information Services . .          45           99          377          326          742          384
   Other . . . . . . . . . . . . . .          26           96          202          271          290          308
------------------------------------------------------------------------------------------------------------------
 TOTAL OPERATING INCOME. . . . . . .  $      283   $      153   $   13,145   $   15,325   $   19,399   $   21,564
==================================================================================================================

HEATING DEGREE-DAYS
   Actual. . . . . . . . . . . . . .          43           39        2,928        3,231        4,412        4,906
   10-Year Average . . . . . . . . .          63           64        2,825        2,835        4,383        4,409
------------------------------------------------------------------------------------------------------------------

(1) The impact of the restatement was an increase to both Gross Margin and Operating Income of $9 thousand for the third quarter of 2003, a decrease to both Gross Margin and Operating Income of $653 thousand for the nine months ended September 30, 2003 and an increase to both Gross Margin and Operating Income of $60 thousand for the twelve months ended September 30, 2003.

(2) "Gross margin" is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities for advanced information services. This should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake's management uses gross margin in measuring certain performance goals and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.




Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company's report on Form 10-K for the year ended December 31, 2003 for further information on the risks and uncertainties related to the Company's forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.



For  more  information,  contact:
Michael  P.  McMasters
Senior  Vice  President  &  Chief  Financial  Officer
302.734.6799